Exhibit 23.1

CONSENT OF HAM, LANGSTON & BREZINA, LLP

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-183609, 333-167305, 333-149724 and 333-175303) and S-3 (File No. 333-204329) of American Electric Technologies, Inc. of our report dated April 15, 2019 with respect to our audit of the consolidated financial statements of American Electric Technologies, Inc. and Subsidiaries as of and for the years ended December 31, 2018 and 2017, which appears in this Annual Report on Form 10-K.

/s/ Ham, Langston & Brezina, LLP

Houston, Texas

April 16, 2019